Exhibit 99.1

HF Financial Corp. Continues Loan Growth and Earns $5.7 million in Fiscal 2010;

Reports Strong Capital, Maintains Asset Quality and Uninterrupted Dividends

SIOUX FALLS, SD., July 26, 2010 — HF Financial Corp. (Nasdaq: HFFC) reported earnings of $5.7 million, or $1.00 per diluted share in fiscal 2010, on 6.9 million shares outstanding.  In the fourth fiscal quarter, net income totaled $1.1 million, or $0.16 per diluted share.  A year ago, HF Financial Corp. earned $6.5 million, or $1.61 per diluted share for fiscal 2009 and $848,000 or $0.21 per diluted share in its fourth fiscal quarter.

Financial Highlights (at or for the period ended June 30, 2010)

•                  HF Financial Corp. reported its 18th consecutive year of positive earnings, a record of consistent profitability since its initial public offering in 1992.

•                  The Company has paid a cash dividend for over 17 years, with the current dividend of $0.1125 per share yielding 4.50% at current market prices.

•                  The return on average equity was 6.82% for the year ended June 30, 2010, while the return on average assets was 0.48% for the same period.

•                  Nonperforming assets (NPAs) declined $1.6 million from the third quarter and $3.3 million over the past year.  The level of NPAs remained well below regional and national averages, totaling $9.2 million or 0.73% of total assets.

•                  Total risk-based capital to risk weighted assets was 11.68%, Tier 1 capital to risk-weighted assets was 10.79% and Tier 1 capital to total adjusted assets was 8.69%.  These ratios all exceed the regulatory required levels of 10%, 6% and 5%, respectively, to meet the well-capitalized requirement of regulators.

•                  HF Financial Corp. generated 5.2% year-over-year loan growth without regard to planned indirect auto loan portfolio decline, with agricultural loans increasing 17.0%.

•                  Deposit levels increased 9.1% over the past year with money market deposits increasing 30.7% to 20.8% of total deposits.

•                  Core earnings, as measured by net income before taxes less the impact of the investment portfolio activities and excluding the goodwill write-off, expanded 16.9% over the past year.

“Our franchise continues to perform above the industry norm and is well positioned to take advantage of growth opportunities as they are presented” stated Curt Hage, Chairman, President and Chief Executive Officer.  “We are taking advantage of lending opportunities that we believe are being neglected by our competitors.  Additionally, we are adding highly experienced personnel who are expected to contribute to the Company’s strong growth in years to come.”

Economic Update

The Sioux Falls unemployment rate of 4.6% through May 2010 is considerably below the national average.  “The economic climate is more conducive to banking and we are actively lending to credit worthy borrowers and gaining deposits in our market,” said Hage.  “Sioux Falls, South Dakota, continues to be a commerce and cultural center for the region, creating business lending opportunities for us.”

“Minneapolis, which is less than 250 miles from our headquarters, continues to be an area of interest for expansion as financial difficulties experienced by many Minneapolis banks have created opportunities for strong institutions,” Hage continued.  The state has seen 12 bank failures since 2008 and more are likely according to industry analysts. The Minnesota Department of Commerce watch list of troubled banks has recently risen to 98, a spokesperson for the agency told SNL Financial.

Asset Quality and Balance Sheet Review

Total assets increased by 6.5% during the fiscal year to $1.25 billion at June 30, 2010, from $1.18 billion at June 30, 2009.  The $76.2 million increase in total assets was primarily a result of both loan and investment security growth funded by deposits, borrowings and new equity.  The Company maintains a high level of liquidity, both on balance sheet and through off-balance sheet access to funds.

The loan portfolio increased 2.4% to $872.1 million at June 30, 2010 from $851.3 million a year ago.  Agriculture loans increased 17.0% to $270.6 million from $231.3 million a year ago.  Commercial business and real estate loans decreased slightly to $316.4 million at June 30, 2010, from $322.4 million at June 30, 2009.  Consumer indirect loan originations ceased in fiscal year 2008 and decreased in outstanding balances to $8.2 million from $21.4 million a year ago.

Nonperforming assets (NPAs) at June 30, 2010 decreased 17.4% to $9.2 million compared to $11.1 million at March 31, 2010.  Total NPAs were 0.73% of total assets at June 30, 2010, compared to 0.90% of total assets three months earlier.  Approximately 22.6% of the nonperforming assets at June 30, 2010 were commercial loans and 55.9% were agricultural loans.  The remaining NPAs were commercial real estate, one-to four-family and other consumer loans.  Nonperforming assets consist of non-accruing loans, accruing loans 90 days or more past due and foreclosed assets.

“We continue to resolve our nonperforming loans on schedule allowing us to improve the level of assets earning interest,” said Darrel Posegate, President of Home Federal Bank.  “Our core earnings have improved over the past year, and core operations are more predictable.”

The allowance for loan losses totaled $9.6 million at June 30, 2010, or 1.07% of total loans, compared to $8.9 million, or 1.02% of total loans at March 31, 2010, and $8.5 million, or 0.98% of total loans a year ago.

At June 30, 2010, the investment securities portfolio held six trust preferred pools at an adjusted cost basis of $9.3 million and a fair value of $3.9 million.  “With the increase in the level of capital raises this year, we have seen some improvement in the number of banks paying dividends on their trust preferred securities.  However, the pools of trust preferred securities continue to include financial institutions that are restricted by regulators from paying dividends,” said Posegate.

Deposits totaled $914.3 million at June 30, 2010, compared to $840.0 million at March 31, 2010, and $837.9 million a year ago.  The increase in the fourth quarter of fiscal 2010 was due primarily to seasonal public fund deposit net increases of $69.5 million since March 31, 2010.  Noninterest-bearing demand deposits totaled $117.1 million at June 30, 2010, or 12.8% of the deposit portfolio.  Total low-cost deposits (excluding all time deposits) were $490.3 million at June 30, 2010, or 53.6% of the deposit portfolio compared to $415.5 million, or 49.6% of total deposits a year ago.  “Our margins continue to benefit from the low interest rate environment where customers prefer the flexibility provided by NOW and money market accounts,” said Hage.

Tangible common shareholders’ equity to tangible assets was 7.21% at June 30, 2010.  Tangible book value per common share was $12.97 at June 30, 2010, compared to $15.83 year ago.  HF Financial Corp. raised additional capital in November 2009 by selling 2.9 million shares at $8.00 each, netting approximately $20.7 million in new capital.  The Company remains well-capitalized with Tier 1 Capital to Risk Weighted Assets of 10.79% at June 30, 2010.

Review of Operations

HF Financial Corp. continued to report profitability as the net interest margin remained stable at 3.29% for the fiscal year ended June 30, 2010.  Provision for loan losses increased reflecting the growing loan portfolio; fee income decreased slightly, impairment charges increased relative to the prior year and noninterest expense increased due to enhanced marketing efforts and the write-off of goodwill associated with the Company’s leasing division.

Net income available to common shareholders was $1.1 million, or $0.16 per diluted share, for the quarter ended June 30, 2010 compared to $1.8 million, or $0.26 per diluted share, for the quarter ended March 31, 2010, and $848,000, or $0.21 per diluted share, for the fiscal fourth quarter a year ago.  For the fiscal year ended June 30, 2010, net income available to common shareholders was $5.7 million or $1.00 per diluted common share versus $6.5 million or $1.61 per diluted common share for the year ago period.

Fiscal fourth quarter 2010 net interest income, before the provision for loan losses, grew 3.8% from the preceding quarter.  Net interest income totaled $9.7 million for the fourth quarter of fiscal 2010 compared to $9.4 million for the third quarter of fiscal 2010.  Relative to one year earlier, the net interest margin for the fiscal fourth quarter was 14.5% higher.

The net interest margin expressed on a fully taxable equivalent basis as a percentage of average earning assets was 3.34% for fiscal 2010 compared to 3.32% for the same period a year ago.

The loan loss provision for the quarter ended June 30, 2010 was $1.2 million compared to $981,000 the previous quarter and $878,000 one year earlier.  The increased provision reflects reserve allocations relative to a larger loan portfolio and the replacement of loan charge-offs.  The loan loss provision for the fiscal year was $3.0 million versus $1.7 million for the comparable period a year ago.

Fiscal fourth quarter noninterest income was $3.3 million, compared to $2.8 million for the preceding quarter and $3.6 million for the comparable quarter a year ago.  The increase in noninterest income from the third quarter of fiscal 2010 was largely due to larger gains on the sale of loans and investments and higher fees on deposits.  For the fiscal year ended June 30,

2010, noninterest income totaled $11.0 million compared to $12.6 million for fiscal 2009.  This decrease was due to larger impairment losses recognized, which reduce noninterest income, and this reduction was partially offset by the larger gain on sale of securities when compared to fiscal 2009.

Operating expenses in the fourth quarter of fiscal 2010 increased to $9.8 million from $8.5 million in the third quarter of fiscal 2010, reflecting the $585,000 non-cash write-off of goodwill associated with the leasing division, higher compensation and benefit costs and marketing and community development costs.  The goodwill impairment charge does not impact liquidity, operations, tangible capital or the Company’s regulatory capital ratios.  For the fiscal year 2010, operating expenses increased 4.3% to $36.0 million from $34.6 million one year ago.

Quarterly Dividend Declared

The Company announced that its board of directors has declared another regular quarterly cash dividend of $0.1125 per common share for the fourth quarter of fiscal 2010.  The dividend will be paid August 13, 2010 to stockholders of record August 6, 2010.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 33 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); additional other-than-temporary impairment credit loss incurred in the Company’s trust preferred securities portfolio; deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2009, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Curtis L. Hage, Chairman, President and Chief Executive Officer

(605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Interest, dividend and loan fee income:
Loans and leases receivable	$12,771	$12,192	$11,751	$49,658	$49,460
Investment securities and interest-earning deposits	1,483	1,928	2,532	7,696	11,228
	14,254	14,120	14,283	57,354	60,688
Interest expense:
Deposits	2,621	2,826	3,455	12,303	15,679
Advances from Federal Home Loan Bank and other borrowings	1,922	1,941	2,345	8,378	9,680
	4,543	4,767	5,800	20,681	25,359
Net interest income	9,711	9,353	8,483	36,673	35,329

Provision for losses on loans and leases	1,202	981	878	2,950	1,679

Net interest income after provision for losses on loans and leases	8,509	8,372	7,605	33,723	33,650

Noninterest income:
Fees on deposits	1,482	1,293	1,388	5,624	5,761
Loan servicing income	536	527	593	2,042	2,301
Gain on sale of loans, net	439	369	827	1,841	1,906
Earnings on cash value of life insurance	163	160	161	652	641
Trust income	183	173	143	820	676
Gain on sale of securities, net	488	229	392	1,853	904

Total other-than-temporary impairment losses	(201)	59	(747)	(2,223)	(3,905)
Portion of loss recognized in other comprehensive income	(80)	(263)	703	(460)	3,500
Net impairment losses recognized in earnings	(281)	(204)	(44)	(2,683)	(405)

Other	243	263	160	865	818
	3,253	2,810	3,620	11,014	12,602

Noninterest expense:
Compensation and employee benefits	5,330	5,078	4,761	20,710	20,942
Occupancy and equipment	1,134	1,161	958	4,479	3,981
FDIC insurance	336	325	841	1,321	1,376
Check and data processing expense	716	659	632	2,750	2,577
Professional fees	523	338	448	1,798	1,800
Marketing and community development	432	319	276	1,716	1,384
Foreclosed real estate and other properties, net	122	34	73	223	292
Goodwill impairment	585	—	—	585	—
Other	607	609	590	2,454	2,214
	9,785	8,523	8,579	36,036	34,566

Income before income taxes	1,977	2,659	2,646	8,701	11,686
Income tax expense	839	868	822	2,956	3,870
Net income	1,138	1,791	1,824	5,745	7,816
Preferred stock dividend and accretion	—	—	976	—	1,316
Net income available to common shareholders	$1,138	$1,791	$848	$5,745	$6,500

Basic earnings per common share:	$0.16	$0.26	$0.21	$1.00	$1.62
Diluted earnings per common share:	$0.16	$0.26	$0.21	$1.00	$1.61
Basic weighted average shares:	6,941,851	6,938,538	4,025,982	5,768,095	4,006,820
Diluted weighted average shares:	6,945,121	6,940,628	4,036,051	5,772,794	4,027,503
Outstanding shares (end of period):	6,942,337	6,938,538	4,025,982	6,942,337	4,025,982

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	6/30/2010	3/31/2010	6/30/2009

Balance Sheet Data
Total assets	$1,253,015	$1,234,480	$1,176,796
Cash and cash equivalents	20,805	20,420	18,511
Securities available for sale	264,442	265,655	222,910
Loans and leases receivable, net	862,479	841,244	842,812
Loans held for sale	25,512	24,866	14,881
In-Market Deposits	891,360	821,178	816,835
Out-of-Market Deposits	22,904	18,382	21,033
Advances from Federal Home Loan Bank and other borrowings	190,719	243,387	212,869
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	94,435	93,712	68,675

Common stockholder’s equity before OCI (1) to consolidated assets	7.83%	7.90%	6.22%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.05)	(0.07)	(0.15)
Net unrealized losses on defined benefit plan	(0.06)	(0.16)	(0.16)
Net unrealized losses on derivatives and hedging activities	(0.16)	(0.05)	(0.05)
Goodwill to consolidated assets	(0.35)	(0.40)	(0.42)
Tangible common equity to tangible assets	7.21%	7.22%	5.44%

Tangible book value per common share (2)	$12.97	$12.79	$15.83

Tier I capital (to adjusted total assets) (3)	8.69%	8.63%	8.45%
Tier I capital (to risk weighted assets) (3)	10.79%	10.85%	10.20%
Total risk-based capital (to risk-weighted assets) (3)	11.68%	11.72%	11.05%

Number of full-service offices	33	33	33

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	June 30, 2010		June 30, 2009
	Amount	Percent	Amount	Percent

One-to four-family (1)	$72,167	8.28%	$84,849	9.97%
Commercial business and real estate (2)	316,370	36.28%	322,416	37.87%
Multi-family real estate	50,064	5.74%	48,342	5.68%
Equipment finance leases	10,642	1.22%	16,010	1.88%
Consumer direct (3)	122,832	14.08%	116,777	13.72%
Consumer indirect (4)	8,186	0.94%	21,394	2.51%
Agricultural	270,568	31.03%	231,315	27.17%
Construction	21,225	2.43%	10,179	1.20%
Total loans and leases receivable (5)	$872,054	100.00%	$851,282	100.00%

(1) Excludes $20,619 and $8,888 loans held for sale at June 30, 2010 and June 30, 2009, respectively.

(2) Includes $2,599 and $2,810 tax exempt leases at June 30, 2010 and June 30, 2009, respectively.

(3) Excludes $4,893 and $5,993 student loans held for sale at June 30, 2010 and June 30, 2009, respectively.

(4) The Company announced consumer indirect originations ceased during the first quarter of Fiscal 2008.

(5) Includes deferred loan fees and discounts.

Deposit Composition

	June 30, 2010		June 30, 2009
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$117,139	12.81%	$94,067	11.23%
Interest bearing checking accounts	100,231	10.96%	94,846	11.32%
Money market accounts	189,821	20.76%	145,214	17.33%
Savings accounts	83,136	9.10%	81,417	9.72%
In-market certificates of deposit	401,033	43.86%	401,291	47.89%
Out-of-market certificates of deposit	22,904	2.51%	21,033	2.51%
Total deposits	$914,264	100.00%	$837,868	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Twelve Months Ended
	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Balance, beginning	$8,935	$8,140	$8,470	$5,933
Provision charged to income	1,202	878	2,950	1,679
Charge-offs	(593)	(587)	(2,009)	(1,569)
Recoveries	31	39	164	2,427
Balance, ending	$9,575	$8,470	$9,575	$8,470

	6/30/2010	6/30/2009

Asset Quality
Nonaccruing loans and leases	$6,036	$9,381
Accruing loans and leases delinquent more than 90 days	2,196	2,092
Foreclosed assets	946	1,085
Total nonperforming assets	$9,178	$12,558

FAS Statement No. 5 Allowance for loan and lease losses	$9,250	$8,267
FAS Statement No. 114 Impaired loan valuation allowance	325	203
Total allowance for loans and lease losses	$9,575	$8,470

Ratio of nonperforming assets to total assets at end of period (1)	0.73%	1.07%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	0.92%	1.32%
Ratio of net charge offs to average loans and leases for the year-to-date period	0.21%	(0.10)%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.07%	0.98%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	116.31%	73.83%

(1)   Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)   Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Twelve Months Ended
	6/30/2010		6/30/2009
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$860,882	5.77%	$829,486	5.96%
Investment securities (2) (3)	253,074	3.04%	253,568	4.43%
Total interest-earning assets	1,113,956	5.15%	1,083,054	5.60%
Noninterest-earning assets	77,642		67,454
Total assets	$1,191,598		$1,150,508

Interest-bearing liabilities:
Deposits:
Checking and money market	$240,051	0.57%	$231,362	0.85%
Savings	76,275	0.37%	71,004	0.76%
Certificates of deposit	427,463	2.49%	392,775	3.36%
Total interest-bearing deposits	743,789	1.65%	695,141	2.26%
FHLB advances and other borrowings	209,079	3.13%	232,206	3.38%
Subordinated debentures payable to trusts	27,837	6.57%	27,837	6.61%
Total interest-bearing liabilities	980,705	2.11%	955,184	2.65%
Noninterest-bearing deposits	93,101		76,838
Other liabilities	33,522		38,152
Total liabilities	1,107,328		1,070,174
Equity	84,270		80,334
Total liabilities and equity	$1,191,598		$1,150,508

Net interest spread		3.04%		2.95%
Net interest margin (4)		3.29%		3.26%
Net interest margin, TE (5)		3.34%		3.32%
Return on average assets (6)		0.48%		0.68%
Return on average equity (7)		6.82%		9.73%

(1)   Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)   Includes federal funds sold and Federal Home Loan Bank stock.

(3)   Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)   Net interest income divided by average interest-earning assets.

(5)   Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(6)   Ratio of net income to average total assets.

(7)   Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	6/30/2010		3/31/2010
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$886,827	5.78%	$856,414	5.77%
Investment securities (2) (3)	271,198	2.19%	270,525	2.89%
Total interest-earning assets	1,158,025	4.94%	1,126,939	5.08%
Noninterest-earning assets	79,653		79,250
Total assets	$1,237,678		$1,206,189

Interest-bearing liabilities:
Deposits:
Checking and money market	$269,646	0.58%	$244,753	0.58%
Savings	88,669	0.38%	81,077	0.36%
Certificates of deposit	411,912	2.09%	416,991	2.34%
Total interest-bearing deposits	770,227	1.36%	742,821	1.54%
FHLB advances and other borrowings	220,942	2.66%	215,165	2.80%
Subordinated debentures payable to trusts	27,837	6.57%	27,837	6.60%
Total interest-bearing liabilities	1,019,006	1.79%	985,823	1.96%
Noninterest-bearing deposits	90,536		90,084
Other liabilities	33,990		37,618
Total liabilities	1,143,532		1,113,525
Equity	94,146		92,664
Total liabilities and equity	$1,237,678		$1,206,189

Net interest spread (4)		3.15%		3.12%
Net interest margin (4) (5)		3.36%		3.37%
Net interest margin, TE (6)		3.41%		3.42%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold.

(3)  Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended June 30, 2010 and March 31, 2010 have been annualized.

(5)  Net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies. titled measures reported by other companies.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Income Before Income Taxes to Core Earnings

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income before income taxes	$1,977	$2,646	$8,701	$11,686
Adjustments for the impact of investment portfolio activities:
Investment securities income	(1,483)	(2,532)	(7,696)	(11,228)
Gain on sale of securities, net	(488)	(392)	(1,853)	(904)
Other-than-temporary impairment losses	281	44	2,683	405
Interest expense on FHLB advances and other borrowings (1)	1,465	1,891	6,544	7,849
Interest expense on interest-bearing deposits (1)	88	47	728	482
Other adjustments:
Goodwill impairment	585	—	585	—
Core earnings	$2,425	$1,704	$9,692	$8,290

(1)   The impact of removing investment activity from the financial statements would reduce funding requirements.